Exhibit 21

SUBSIDIARIES OF REGISTRANT

Name of	Percent	Names Under Which	State of
Subsidiary	Ownership	Subsidiaries Do Business	Incorporation
Investors Title	100%	Investors Title Insurance	North Carolina
Insurance Company		Company

National Investors	100%	National Investors Title	South Carolina
Title Insurance		Insurance Company
Company

Investors Title	100%	Investors Title Exchange	North Carolina
Exchange Corporation		Corporation

Investors Title	100%	Investors Title	South Carolina
Accommodation Corporation		Accommodation Corporation

Investors Title	100%	Investors Title Management	North Carolina
Management		Services, Inc.
Services, Inc.

Investors Trust Company	100%	Investors Trust Company	North Carolina

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